Exhibit 99

NEWS RELEASE

Donna Smith, Manager Investor Relations	Dan Chmielewski
Rainbow Technologies, Inc.	Rainbow Technologies, Inc.
(949) 450-7350	949-450-7377
f: (949) 753-9507	dchm@rainbow.com
dsmith@rainbow.com

Rainbow Technologies Announces Strong Q1-2003 Results

Company Reports Earnings Per Share of $0.11 and Five-Fold Improvement in Net Income
Quarter-Over-Quarter

     IRVINE, California – April 23, 2003 — Rainbow Technologies, Inc. (Nasdaq: RNBO) today announced first quarter revenue of $33.9 million, up 9 percent quarter-over-quarter. Earnings per share from continuing operations were $0.11, up 120 percent quarter-over quarter.

     First quarter net income was $3 million, up 422 percent quarter-over-quarter. Net income increased during the quarter due primarily to significant improvement in gross margins. First quarter operating income was $3.8 million, up 181 percent quarter-over-quarter.

     Revenue for the first quarter for Secure Communications was $20.6 million, up 8 percent from the first quarter of 2002. The continued growth is attributed to increased demand for network link encryptors, voice and data security solutions, and high-assurance commercial security products.

     Revenue for eSecurity was $13.3 million, up 10 percent from the first quarter of 2002. Sentinel software product and iKey sales remain strong, and NetSwift iGate sales are gaining momentum.

     “In the first quarter, eSecurity grew 10 percent and reached profitability. Secure Communications is well positioned to address the growing demand for high assurance security. We are encouraged about the outlook for 2003 and are expecting increased profitability for our business,” said Walt Straub, president and CEO, Rainbow Technologies.

Business Outlook

•	The Company is optimistic about improvement in the security business environment for 2003

•	The Company is accelerating its development of new technologies and products

•	The Company is expanding sales and marketing for all product lines and improving operating and manufacturing efficiencies

Conference call information

     Rainbow Technologies will hold its regularly scheduled Q1-2003 conference call and Web cast Wednesday, April 23, 2003, at 1:30 p.m. PDT (4:30 p.m. EDT). The dial-in number is (888) 261-2573. To access the live Web cast, go to the company’s Website at www.rainbow.com and select the Investor Relations navigation button. Click on the Web cast link.

About Rainbow Technologies, Inc.

     Making security simple since 1979, Rainbow Technologies is a leading provider of proven information security solutions for mission-critical data and applications used in business, organization and government computing environments. Rainbow has been breaking the security paradigm by making complex security simple to implement and use for more than two decades. With headquarters in Irvine, Calif., Rainbow maintains offices and authorized distributors throughout the world. For more information, visit the Web site at http://www.rainbow.com.

# # #

     Rainbow Technologies, Rainbow Mykotronx, NetSwift iGate and iKey are trademarks of Rainbow Technologies, Inc. All other company and product names are trademarks of their respective organizations.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and include, but are not limited to, the outlook for business performance, new product development, demand for security products, and global business environment. These statements speak only as of the date of this press release and are subject to various risks and uncertainties that could impact actual results. These statements speak only as of the date of this press release and the company expressly does not undertake a duty to update forward-looking statements.

RAINBOW TECHNOLOGIES, INC.
Financial Highlights

	Three months ended

	March 31, 2003	March 31, 2002

Revenues	$33,869	$31,185
Net income	$2,969	$569
Basic income (loss) per share:
Continuing operations	$0.11	$0.05
Discontinued operations	(0.00)	(0.03)

Net income	$0.11	$0.02

Diluted income (loss) per share:
Continuing operations	$0.11	$0.05
Discontinued operations	(0.00)	(0.03)

Net income	$0.11	$0.02

Weighted average shares:
Basic	26,460	26,405
Diluted	27,735	27,998

	Three months ended

By Business Segment	March 31, 2003	March 31, 2002

Revenues:
eSecurity Products	$13,257	$12,053
Secure Communications Products	20,612	19,132

Consolidated	$33,869	$31,185

Operating Income (Loss):
eSecurity Products	$52	$(2,020)
Secure Communications Products	3,787	3,385

Consolidated	$3,839	$1,365

RAINBOW TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended

	March 31, 2003	% of Revenues	March 31, 2002	% of Revenues	% Change

Revenues:
eSecurity Products	$13,257	39%	$12,053	39%	10%
Secure Communications Products	20,612	61%	19,132	61%	8%

Total revenues	33,869	100%	31,185	100%	9%
Operating expenses:
Cost of eSecurity Products	4,981	15%	6,137	20%	-19%
Cost of Secure Communications Products	15,595	46%	15,143	49%	3%
Selling, general and administrative	7,718	23%	6,691	21%	15%
Research and development	1,736	5%	1,849	6%	-6%

Total operating expenses	30,030	89%	29,820	96%	1%

Operating income	3,839	11%	1,365	4%	181%
Loss on marketable securities	(836)	-2%	(31)	0%	2597%
Interest income	114	0%	88	0%	30%
Interest expense	(18)	0%	(48)	0%	-63%
Other income, net	496	1%	249	1%	99%

Income from continuing operations before income taxes	3,595	11%	1,623	5%	122%
Provision for income taxes	(540)	-2%	(349)	-1%	55%

Income from continuing operations	3,055	9%	1,274	4%	140%
Loss from discontinued operations, net of applicable taxes	(86)	0%	(705)	-2%	-88%

Net income	$2,969	9%	$569	2%	422%

Basic income (loss) per share:
Continuing operations	$0.11		$0.05
Discontinued operations	(0.00)		(0.03)

Net income	$0.11		$0.02

Diluted income (loss) per share:
Continuing operations	$0.11		$0.05
Discontinued operations	(0.00)		(0.03)

Net income	$0.11		$0.02

Weighted average shares:
Basic	26,460		26,405

Diluted	27,735		27,998

RAINBOW TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$51,074	$50,922
Marketable available-for-sale and trading securities	794	301
Accounts receivable, net of allowance for doubtful accounts of $584 and $626 in 2003 and 2002, respectively	20,773	19,221
Inventories	7,452	9,308
Income tax receivable	5,973	5,572
Prepaid expenses and other current assets	1,968	1,765

Total current assets	88,034	87,089
Property, plant and equipment, at cost:
Equipment	22,495	21,981
Buildings	8,006	7,769
Furniture	2,952	2,909
Leasehold improvements	3,001	2,889

	36,454	35,548
Less accumulated depreciation and amortization	22,688	21,628

Net property, plant and equipment	13,766	13,920
Software development costs, net of accumulated amortization of $8,638 and $8,156 in 2003 and 2002, respectively	3,571	3,775
Product licenses, net of accumulated amortization of $6,013 and $5,567 in 2003 and 2002, respectively	3,330	3,726
Goodwill	1,953	1,898
Other assets	1,090	1,181

Total Assets	$111,744	$111,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,938	$8,138
Accrued payroll and related expenses	3,861	6,602
Warranty reserve	1,992	1,844
Income taxes payable	2,122	1,442
Other accrued liabilities	5,183	6,908

Total current liabilities	19,096	24,934
Long-term accrued restructuring costs	2,248	2,349
Other liabilities	1,556	1,926
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, 55,000,000 shares authorized, 26,698,074 and 26,268,936 shares issued and outstanding in 2003 and 2002, respectively	27	26
Additional paid-in capital	60,463	58,313
Accumulated other comprehensive income	1,692	348
Retained earnings	26,662	23,693

Total shareholders’ equity	88,844	82,380

Total Liabilities and Shareholders’ Equity	$111,744	$111,589